UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 18, 2015

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4346972
(Commission File Number)	(IRS Employer Identification No.)

86 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On December 18, 2015, SBT Bancorp, Inc. (the “Company”) redeemed all of the 9,000 outstanding shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share (the “Series C Preferred Stock”), that had been issued to the United States Department of the Treasury (the “Treasury”) in August 2011 pursuant to the Treasury’s Small Business Lending Fund (“SBLF”) program.  The aggregate redemption price of the Series C Preferred Stock was approximately $9.02 million, including dividends accrued but unpaid through, but not including, the redemption date.  The redemption of the Series C Preferred Stock terminates the Company’s participation in the SBLF program in full.

The redemption of the Series C Preferred Stock was approved by the Company’s primary Federal regulator.  The Company redeemed the Series C Preferred Stock with a portion of the aggregate net proceeds that the Company raised in its recently completed common stock offering in November 2015 and from its issuance of an unsecured subordinated term note to an institutional investor in October 2015.  After the redemption, the Company’s capital ratios remain in excess of the capital ratios required to meet the regulatory “well-capitalized” designation.

On December 18, 2015, the Company issued a press release announcing its redemption of the Series C Preferred Stock in full.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Press Release of SBT Bancorp, Inc. dated December 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

		By:	/s/ Martin J. Geitz
		Name:	Martin J. Geitz
		Title:	President & Chief Executive Officer

Dated:	December 18, 2015

Exhibit Index

Exhibit No.	Description

99.1	Press Release of SBT Bancorp, Inc. dated December 18, 2015